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Paschall and Company ("PASCO") has been retained by Advanced Materials
Group, Inc. ("AMG" or the "Company") to provide various corporate finance services to the Company. These services will include the identification of and successful acquisition of target companies ("Target") meeting the criteria of AMG whether introduced by PASCO or other sources during the term of this engagement. Services may also include identifying financing for growth or acquisition purposes.

This Agreement shall become binding upon the execution hereof by PASCO and AMG. The term of this Agreement shall extend for a minimum of 24 months. The contract shall be renewed with the mutual consent of AMG and PASCO for twelve month periods.

I. SERVICES

PASCO agrees to coordinate and initiate all discussions with targets and as well contact all appropriate transaction sources that might be able to assist in finding an appropriate Target.

II. COMPENSATION FOR SERVICES

In consideration for the services rendered, AMG shall pay PASCO a monthly retainer due on the first of each month. The retainer shall be $10,000 for the first month and for each of the next 23 months, a monthly retainer of $4,000.

AMG agrees to reimburse PASCO monthly for all reasonable out-of-pocket expenses incurred in carrying out the terms of this Agreement, including travel, lodging, meals, telephone, facsimile, courier, printing charges, data acquisition and mailing charges. These out-of-pocket expenses will be payable upon invoicing by PASCO on a monthly basis.





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In addition to the retainer, PASCO will receive a 10 year option to purchase
50,000 AMG shares at a market price at the close of today. In addition, AMG shall revise the previous option agreement earned for past acquisition services to extend it for 10 years from the date of signing. The option price shall be set as of the close of business 3/31/97.

A. If an acquisition of a Target is completed during the course of this agreement or within one (1) year following the termination of this Agreement in which AMG acquires the stock or assets of the Target, PASCO shall be compensated based on the following schedule:

PASCO will earn options to purchase the following number of shares of AMG stock at the price of the day the transaction closes.

     1. Options in the amount of 75,000 shares shall be earned if total consideration for the Target is $10.0 million or less,

     2. Additional options will be issued at a pro-rata rate of 10,000 shares for each additional $1.0 million of purchase price above $10.0 million.

For the purposes of this agreement consideration for stock shall be defined as the cash, debt instruments and stock transferred to the shareholders in exchange for their ownership in Target plus any long term debt assumed. Consideration for assets shall be defined as cash, debt and stock instruments transferred for selected assets and liabilities. In the event some portion of the consideration is contingent payable based on future events, that portion of the fee shall be payable at that time.

B. In the event of an acquisition PASCO shall have the right of first refusal as placement agent for subordinated debt financing (non-bank) if appropriate.


III. DISCLOSURE

All non-public information provided by the AMG to Target(s) will be considered as confidential information and shall be maintained as such by PASCO, except as required by law.


IV. ENTIRE AGREEMENT, ETC.

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties hereto. Attached to this agreement is an indemnification agreement that will survive this agreement.


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V. ACCEPTANCE

Please confirm that the foregoing is in accordance with your understanding by signing upon behalf of the Company and returning an executed copy of this Agreement.





Sincerely,                         ACCEPTED AND AGREED TO:
                                   ADVANCED MATERIALS GROUP, INC.
PASCHALL and COMPANY
                                   By:    /s/ Steve Scott
/s/ N. Price Paschall                   -------------------------------
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N. Price Paschall
Managing Director                  Title:  PRESIDENT/CEO
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                                   Date:   APRIL 28, 1997
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